                                                                    EXHIBIT 3(c)

                          CERTIFIED COPY OF RESOLUTIONS

          I, F. J. RUDOW, Assistant Secretary of THE PEOPLES GAS LIGHT AND COKE COMPANY (herein called the "Company"), DO HEREBY CERTIFY that the following is a true and correct copy of certain resolutions unanimously adopted by written consent of the Board of Directors of said Company on December 7, 1994, and said resolutions have not been amended, rescinded or revoked and the same remain in full force and effect:

                    RESOLVED, That, effective as of the close of business on December 7, 1994, the By-Laws of the Company be, and they hereby are, amended by replacing Article V of the By-Laws in its entirety with the following:

                                    ARTICLE V

                          INDEMNIFICATION OF DIRECTORS,
                         OFFICERS, EMPLOYEES AND AGENTS


                    SECTION 5.1.  INDEMNIFICATION OF DIRECTORS,
          OFFICERS AND EMPLOYEES. The Company shall indemnify, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of the fact that he or she is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

                    SECTION 5.2.  ADVANCEMENT OF EXPENSES TO
          DIRECTORS, OFFICERS AND EMPLOYEES. Expenses incurred by such a director, officer or employee in defending a civil or criminal action, suit or proceeding shall be paid by the

          Company in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, as they now exist or as they may be amended in the future.

                    SECTION 5.3. INDEMNIFICATION AND ADVANCEMENT OF EXPENSES TO AGENTS. The board of directors may, by resolution, extend the provisions of this Article V regarding indemnification and the advancement of expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact he or she is or was an agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

                    SECTION 5.4. RIGHTS NOT EXCLUSIVE. The rights provided by or granted under this Article V are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

                    SECTION 5.5.  CONTINUING RIGHTS.  The
          indemnification and advancement of expenses provided by or granted under this Article V shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

                    RESOLVED FURTHER, That the Secretary of the
          Company be, and he hereby is, directed to initial a copy of the amended By-Laws presented at this meeting and place it with the important papers of this meeting.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company this 9th day of December, 1994.

                                         /s/  FRED J. RUDOW
                                         -----------------------------
                                              Assistant Secretary